Exhibit 5.1

Salt Lake City, UT ¿ Las Vegas, NV ¿ Reno, NV

201 South Main Street		Mark E. Lehman
Suite 1800
Salt Lake City, Utah
84111-2218		Direct Dial
Post Office Box 45898		(801) 532-1234
Salt Lake City, Utah		E-Mail
84145-0898		MLehman@parsonsbehle.com
Telephone 801 532-1234
Facsimile 801 536-6111

May 14, 2008

Board of Directors

UCN, Inc.

7730 South Union Park Avenue, Suite 500

Midvale, UT 84047

Re:	Post-Effective Amendment No.1 on Form S-3 to

Registration Statement on Form S-1, Registration No. 333-141953

Gentlemen:

We have examined the above-referenced Post-Effective Amendment to be filed by you with the Securities and Exchange Commission on or about May 16, 2008, with respect to the registration under the Securities Act of 1933, as amended, of a total of up to 935,000 shares of common stock (the “Shares”).

All of the Shares are to be offered for sale for the benefit of the Selling Security Holders named in the Post-Effective Amendment. The Shares are to be sold from time to time in the over-the-counter market at prevailing prices or as otherwise described in the Post-Effective Amendment.

The Shares may be acquired by the Selling Security Holders on exercise of warrants described in the Post-Effective Amendment. As your legal counsel, we have examined the proceedings taken by you in connection with the sale of the warrants and prospective issuance of the Shares if the warrants are exercised. It is our opinion that the Shares will be, when issued in accordance with the terms of the warrants, validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Post-Effective Amendment and further consent to the use of our name wherever appearing in the Post-Effective Amendment, including the Prospectus constituting a part thereof, and any amendment thereto.

Sincerely,

/s/ Parsons Behle & Latimer
Parsons Behle & Latimer